Exhibit 99.1

Boeing Board Names Kelly Ortberg President and CEO

–Respected industry veteran with more than 35 years of aerospace experience

ARLINGTON, Va., July 31, 2024 — Boeing [NYSE: BA] today announced that its Board of Directors has elected Robert K. “Kelly” Ortberg as the company’s new president and chief executive officer, effective August 8, 2024. Ortberg will also serve on Boeing’s Board of Directors.

He will succeed Dave Calhoun, who earlier this year announced his intention to retire from the company, having served as president and CEO since January 2020, and as a member of Boeing’s Board of Directors since 2009.

“The Board conducted a thorough and extensive search process over the last several months to select the next CEO of Boeing and Kelly has the right skills and experience to lead Boeing in its next chapter,” said Steven Mollenkopf, Chair of the Board. “Kelly is an experienced leader who is deeply respected in the aerospace industry, with a well-earned reputation for building strong teams and running complex engineering and manufacturing companies. We look forward to working with him as he leads Boeing through this consequential period in its long history.”

“The Board would also like to thank Dave Calhoun for his strong leadership at Boeing, first as Chair and then as CEO, when he stepped in to steer the company through the challenges of recent years,” added Mollenkopf.

“I’m extremely honored and humbled to join this iconic company,” said Ortberg. “Boeing has a tremendous and rich history as a leader and pioneer in our industry, and I’m committed to working together with the more than 170,000 dedicated employees of the company to continue that tradition, with safety and quality at the forefront. There is much work to be done, and I’m looking forward to getting started.”

Ortberg, 64, brings over 35 years of aerospace leadership to this position. He began his career in 1983 as an engineer at Texas Instruments, and then joined Rockwell Collins in 1987 as a program manager and held increasingly important leadership positions at the company prior to becoming its president and CEO in 2013. After five years leading Rockwell Collins, he steered the company’s integration with United Technologies and RTX until his retirement from RTX in 2021. He has held a number of important leadership posts in industry, including serving on the Board of Directors of RTX. Additionally, he serves on the Board of Directors of Aptiv PLC, a global technology company and an industry leader in vehicle systems architecture. He is the former Chair of the Aerospace Industries Association (AIA) Board of Governors.

Ortberg holds a bachelor’s degree in mechanical engineering from the University of Iowa.

As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing's diverse team is committed to innovating for the future, leading with sustainability, and cultivating a culture based on the company's core values of safety, quality and integrity. Join our team and find your purpose at boeing.com/careers.

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